As filed with the Securities and Exchange Commission on November 30, 2005	Registration No. 333-101155

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

POST-EFFECTIVE AMENDMENT NO. 2
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________________

STRUCTURED ASSET TRUST UNIT REPACKAGINGS (SATURNSSM)
MS STRUCTURED ASSET CORP.
(Exact name of registrant as specified in its charter)

Delaware	13-4026700
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)
1585 Broadway New York, NY 10036 (212) 761-1715
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________________

Matthew J. Zola
MS Structured Asset Corp.
1585 Broadway
New York, NY 10036
(212) 761-2520
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael A. Mazzuchi, Esq.	Warren Motley, Esq.
Cleary Gottlieb Steen & Hamilton LLP	Davis Polk & Wardwell
2000 Pennsylvania Avenue, N.W.	450 Lexington Avenue
Washington, D.C. 20006	New York, NY 10017

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

__________________

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per security (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Trust Units	$5,000,000,000	100%	$5,000,000,000	$460,000.42
* $460,000.42 was paid with the original filing on November 12, 2002.
(1)	Pusuant to Rule 429 under the Securities Act of 1933, when this Registration Statement is declared effective, $36,955,575 of securities that remain unsold under the Registration Statement on Form S-3 (File No. 333-64879) of the Registrant will be carried forward. All SEC filing fees relating to the Registration Statement on Form S-3 (File No. 333-64879) were previously paid.

(2)	Estimated solely for purposes of calculating the registration fee on the basis of the proposed maximum aggregate offering price.

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          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the “Commission”), acting pursuant to Section 8(a), may determine.

        Pursuant to Rule 429 under the Securities Act of 1933, when this Registration Statement is declared effective, each Prospectus which is part of this Registration Statement shall relate to any securities which remain unsold under the Registration Statement on Form S-3 (File No. 333-64879) of the Registrant.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following are the expenses of the issuance and distribution of the securities being registered, all of which will be paid by the registrant. Other than the registration fee, all of these expenses are estimated.

Filing Fee for Registration Statement	$460,000
Legal Fees and Expenses	500,000
Accounting Fees and Expenses	120,000
Trustee’s Fees and Expenses (including counsel fees)	150,000
Listing Fees and Expenses	50,000
Printing and Engraving Fees	200,000
Rating Agency Fees	200,000
Miscellaneous	100,000

Total	$1,780,000

Item 15. Indemnification of Officers and Directors

     The Bylaws of MS Structured Asset Corp. (the “Corporation”) provide that the Corporation shall indemnify, to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to, or is involved in any manner in, any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person (1) is or was a director or officer of the Corporation or a Subsidiary or (2) is or was serving at the request of the Corporation or a Subsidiary as a director, officer, partner, member, employee or agent of another corporation, partnership, joint venture, trust, committee or other enterprise.

     Section 145 of the Delaware General Corporation Law (the “GCL”) provides as follows:

     “(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of such other court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses of indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

     The Certificate of Incorporation of the Corporation also limits the personal liability of directors to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty. The Certificate of Incorporation provides as follows:

“A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach by the director of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.”

     The form of Underwriting Agreement filed as Exhibit 1.1, and incorporated herein by reference, contains some provisions relating to the indemnification of the Corporation’s directors, officers and controlling persons.

Item 16. Exhibits

Exhibit
Number		Description

1.1	—	Form of Underwriting Agreement(1)

3.1	—	Certificate of Incorporation(1) and Certificate of Amendment(2)

3.2	—	By-Laws(2)

4.1	—	Standard Terms for Trust Agreements(4)

5.1	—	Opinion of Cleary Gottlieb Steen & Hamilton LLP with respect to legality(4)

8.1	—	Opinion of Cleary Gottlieb Steen & Hamilton LLP with respect to certain taxmatters(4)

10.1	—	Form of ISDA Master Agreement(1)

23.1	—	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibits 5.1and 8.1) (4)

24.1*		Power of Attorney, dated 12 November 2002

25.1*	—	Statement of Eligibility of Trustee(3)

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*	Previously filed.

(1)	Previously filed as part of the registration statement of MS Structured Asset Corp. (filed under the name MSDW Structured Asset Corp.) on Form S-3 No. 333-64879, pre-effective amendment number 3, dated July 7, 1999.

(2)	Previously filed as part of a current report of MS Structured Asset Corp. on Form 8-K Exchange Act File No. 001-16443 dated November 12, 2002.

(3)	Previously filed as part of the registration statement of MS Structured Asset Corp. on Form S-3 No. 333-101155, pre- effective amendment number 2, dated February 20, 2003.

(4)	Previously filed as part of the registration statement of MS Structured Asset Corp. on Form S-3 No. 333-101155, pre- effective amendment number 3, dated March 4, 2003.

Item 17. Undertakings

A.	Undertakings Pursuant to Rule 415.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                               (i)    to include any prospectus required by section 10(a) of the Securities Act of 1933;

                               (ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (subject to the last sentence of Item 512(a)(1)(ii) of Regulation S-K);

                               provided, however, that the foregoing paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if either (A) the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or (B) the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB; and

                               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 of a third party that is incorporated by reference in the registration statement in accordance with Item 1100(c)(1) of Regulation AB (17 CFR 229.1100(c)(1)) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) That, except as otherwise provided by Item 1105 of Regulation AB (17 CFR 229.1105), information provided in response to that Item pursuant to Rule 312 of Regulation S–T (17 CFR 232.312) through the specified Internet address in the prospectus is deemed to be a part of the prospectus included in the registration statement. In addition, the undersigned registrant hereby undertakes to provide to any person without charge, upon request, a copy of the information provided in response to Item 1105 of Regulation AB pursuant to Rule 312 of Regulation S–T through the specified Internet address as of the date of the prospectus included in the registration statement if a subsequent update or change is made to the information.

B. Undertaking in Respect of Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, reasonably believes that the security rating requirement contained in Transaction Requirement B.5. of Form S-3 will be met by the time of the sale of the securities registered hereunder and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on the 30th day of November, 2005.

MS STRUCTURED ASSET CORP.

By: /s/ Matthew J. Zola
Name: Matthew J. Zola
Title: Director

Signature	Title	Date

/s/ Matthew J. Zola		November 30, 2005

Matthew J. Zola	Director, President and Chief Executive
Officer
(Principal Executive Officer)

/s/ Michael B. Pohly		November 30, 2005

Michael B. Pohly	Director, Treasurer, Vice President and
Chief Financial Officer
(Principal Financial Officer and Principal
Accounting Officer)

*		November 30, 2005

Donald J. Puglisi	Director

  Matthew J. Zola, by signing his name hereto, does sign this document on behalf of each of the persons identified above for whom he is attorney-in-fact pursuant to a power of attorney duly executed by such person and previously filed with the Securities and Exchange Commission.

/s/ Matthew J. Zola

Matthew J. Zola